UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2005

Brooks Automation, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-25434	04-3040660
(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 262-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On or about April 21, 2005, Brooks was served with a third-party complaint seeking to join Brooks as a party to a patent lawsuit brought by an entity named Information Technology Innovation, LLC based in Northbrook, Illinois (“ITI”) against Motorola, Inc. (“Motorola”) and Freescale Semiconductor, Inc. (“Freescale”). ITI began the lawsuit against Motorola in the United States District Court for the Northern District of Illinois (Eastern Division) in November 2004, and ITI added Freescale to the lawsuit in March 2005. ITI claims that Motorola and Freescale have infringed a U.S. patent that ITI asserts covers processes used to model a semiconductor manufacturing plant.

Freescale alleges that Brooks has a duty to indemnify Freescale and Motorola from any infringement claims asserted against them based on their use of Brooks’ AutoSched software program by paying all costs and expenses and all or part of any damages that either of them might incur as a result of the suit brought by ITI. AutoSched is a software program sold by Brooks and by one or more companies that formerly owned the AutoSched product prior to the acquisition of AutoSched by Brooks in 1999 from Daifuku U.S.A, Inc.

Brooks believes that ITI is not a company that is engaged in the business of manufacturing hardware or software products. It is a limited liability company that apparently acquired an exclusive license to the patent at issue in the litigation and is now in the business of seeking to license the patent to others.

Brooks believes that it has meritorious defenses to any claim that Brooks’ AutoSched product infringes the patent identified by ITI in its suit against Motorola and Freescale, and Brooks will contest any such claim. Brooks also believes that meritorious defenses exist to the claims asserted by ITI against Motorola and Freescale, and Brooks intends to cooperate fully with Motorola and Freescale in the defense of those claims. In any such matter there can be no assurance as to the outcome, and an outcome adverse to Brooks in the ITI litigation could have a material adverse effect on Brooks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKS AUTOMATION, INC.
Date: April 28, 2005	By:	/s/ Robert W. Woodbury, Jr.
		Name:	Robert W. Woodbury, Jr.
		Title:	Senior Vice President and Chief Financial Officer